Exhibit 10.6

FIRST AMENDMENT TO

The ExOne Company

2013 EQUITY INCENTIVE PLAN

This First Amendment to The ExOne Company 2013 Equity Incentive Plan (this “First Amendment”) is made as of the 3rd day of November, 2020.

Background

WHEREAS, The ExOne Company (the “Company”) sponsors The ExOne Company 2013 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company’s Board of Directors has the power to amend the Plan and has approved this First Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Section 13.2 of the Plan is hereby deleted in its entirety and replaced with the following:

“13.2 Stock Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part, by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the required tax withholding imposed (not to exceed maximum statutory rates), or (iii) delivering to the Company already owned Shares having a Fair Market Value equal to the required tax withholding imposed (not to exceed maximum statutory rates). The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.”

2.Except as amended hereby, the Plan shall continue in full force and effect subject to the terms and conditions thereof.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of date first set forth above.

THE EXONE COMPANY

By:	/s/ Loretta L. Benec
Name:	Loretta L. Benec
Title:	VP, General Counsel & Corporate Secretary